VIP Trust


Proxy Results
(Unaudited)

--------
For the six months ended June 30,
2005, the shareholders of VIP Trust
(the "Trust") voted on the following
proposals at the special meeting of
shareholders on March 23, 2005 or as
adjourned. The description of each
proposal and number of shares voted
are as follows:

1. To elect a Board of Trustees
for the Trust.


Shares Voted For
Shares Voted Withheld Authority
Thomas L. Bennett
195,857,735
7,726,247
Jude T. Driscoll
195,386,639
8,197,343
John A. Fry
195,459,215
8,124,767
Anthony D. Knerr
195,374,740
8,209,242
Lucinda S. Landreth
195,805,295
7,778,687
Ann R. Leven
195,355,426
8,228,556
Thomas F. Madison
195,231,994
8,351,988
Janet L. Yeomans
195,442,425
8,141,556
J. Richard Zecher
195,743,129
7,840,853

2. To approve the use of a
"manager of managers" structure
whereby the investment manager of
the funds of the Trust will be able
to hire and replace subadvisers
without shareholder approval.


For
Against
Abstain
VIP Balanced
 3,024,319
    247,931
   162,464
VIP Capital Reserves
 2,214,642
    284,537
   123,771
VIP Cash Reserves
24,386,841
 2,137,713
4,143,088
VIP Diversified Income
  4,942,477
    197,280
   405,665
VIP Emerging Markets
  2,389,387
      64,565
     69,846
VIP Global Bond
   4,860,226
    952,515
   513,997
VIP Growth Opportunities
   3,976,290
    379,092
   222,082
VIP High Yield
 26,138,105
 1,728,077
3,659,600
VIP International Value Equity
   5,833,921
   640,308
   361,249
VIP REIT
32,987,415
3.440,209
2,461,657
VIP Select Growth
  2,589,787
   355,194
       121,086
VIP Small Cap Value
18,214,765
2,031,679
2,072,088
VIP Trend
16,000,639
2,149,514
1,532,858
VIP U.S. Growth
  6,166,016
   404,788
   368,892
VIP Value
15,502,142
1,842,020
1,283,116